Exhibit 10.6

Amendment to Employment Agreement

THIS AMENDMENT (“Amendment”), dated as of October 8, 2010, to the Employment Agreement, dated as of July 1, 2000, as amended as of July 1, 2002, November 16, 2005, December 31, 2008 and as of July 1, 2009 (the “Agreement”), between The Estée Lauder Companies Inc., a Delaware corporation (“the “Company”), and Leonard A. Lauder, a resident of New York, New York (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company are parties to the Agreement; and

WHEREAS, the Company and the Executive wish to amend the Agreement to reflect the mutually agreed upon changes;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree to amend the Agreement as follows:

1.               Base Salary.   Section 3(a) of the Agreement shall be amended to read in its entirety as follows:

As compensation for all services to be rendered pursuant to this Agreement and as payments for the rights and interests granted the Executive hereunder, the Company shall pay or cause any of its subsidiaries to pay the Executive a per diem of $10,000, provided, however, that the maximum amount that may be earned in any Contract Year is $1,600,000 or such other amount or per diem as is determined by the Compensation Committee of the Board of Directors of the Company from time to time.  For purposes of the remainder of the Term of Employment, Base Salary shall mean the amounts payable to the Executive for his services and the related rights and interests in the applicable Contract Year.

2.               Certain Limitations on Covered Payments Subject to Excise Tax under Section 4999 of the Code.  Section 5(g) of the Agreement shall be amended to read in its entirety as follows:

(g)  Certain Limitations.

(i)                                     Notwithstanding anything to the contrary contained herein, in the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the “Covered Payments”), are or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Covered Payments shall be reduced (but not below zero) until no portion of such payments would be subject to Excise Tax.

(ii)                                  For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(A)                                 such Covered Payments will be treated as “parachute payments” to the extent they exceed the “2.99 base amount threshold” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants appointed prior to the date of the change in ownership or control or tax counsel selected by such accountants (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or are otherwise not subject to such Excise Tax, and

(B)                             the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

3.               Miscellaneous.

a.                           Except as provided above, all other terms and conditions of the Agreement shall remain the same.

b.                          Capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Agreement, except to the extent the term is modified herein.

c.                           This Amendment shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

THE ESTÉE LAUDER COMPANIES INC.

By:	/s/ Amy DiGeso
Name: Amy DiGeso
Title: Executive Vice President –
Global Human Resources

/s/ Leonard A. Lauder
Leonard A. Lauder